N E W S R E L E A S E

CONTACT: Paul Seavey	FOR IMMEDIATE RELEASE
(800) 247-5279	April 20, 2020

ELS REPORTS FIRST QUARTER RESULTS
Continued Strong Performance

CHICAGO, IL – April 20, 2020 – Equity LifeStyle Properties, Inc. (NYSE: ELS) (referred to herein as “we,” “us,” and “our”) today announced results for the quarter ended March 31, 2020.

Marguerite Nader, our President and Chief Executive Officer, said "I would like to express my gratitude to our team members at ELS who have been continuing to serve residents and customers at our communities, as well as to our corporate and regional team members who have worked tirelessly under difficult circumstances. The safety of our team members, residents and customers continues to be our first priority.  Our teams have navigated through new regulatory protocols and operating environments at an impressive pace while still maintaining our high quality standards.  Within our properties, we are experiencing a true sense of community as our team members and residents work together to prioritize the well being of the entire community."

All Common Stock and OP Units as well as per share results reflect the two for one stock split that was completed on October 15, 2019. Additionally, all per share results are reported on a fully diluted basis unless otherwise noted.
Financial Results for the Quarter Ended March 31, 2020
For the quarter ended March 31, 2020, total revenues increased $21.4 million, or 8.3 percent, to $280.5 million compared to $259.1 million for the same period in 2019. For the quarter ended March 31, 2020, net income available for Common Stockholders decreased $46.4 million, or $0.26 per Common Share, to $66.9 million, or $0.37 per Common Share, compared to $113.3 million, or $0.63 per Common Share, for the same period in 2019. The financial results for the first quarter of 2019 included a gain of $52.5 million on the sale of five all-age MH communities.
Non-GAAP Financial Measures and Portfolio Performance
For the quarter ended March 31, 2020, Funds from Operations (“FFO”) available for Common Stock and OP Unit holders increased $4.3 million, or $0.02 per Common Share, to $112.3 million, or $0.58 per Common Share, compared to $108.0 million, or $0.56 per Common Share, for the same period in 2019.
For the quarter ended March 31, 2020, Normalized Funds from Operations (“Normalized FFO”) available for Common Stock and OP Unit holders increased $5.6 million, or $0.03 per Common Share, to $113.3 million, or $0.59 per Common Share, compared to $107.7 million, or $0.56 per Common Share, for the same period in 2019.
For the quarter ended March 31, 2020, property operating revenues, excluding deferrals, increased $18.8 million to $269.7 million compared to $250.9 million for the same period in 2019. For the quarter ended March 31, 2020, income from property operations, excluding deferrals and property management, increased $10.5 million to $163.9 million compared to $153.4 million for the same period in 2019.

i

For the quarter ended March 31, 2020, Core property operating revenues, excluding deferrals, increased approximately 5.4 percent and Core income from property operations, excluding deferrals and property management, increased approximately 5.2 percent compared to the same period in 2019.

Business Update - COVID-19
As we developed and implemented our response to the impact of the COVID-19 pandemic on our business, our highest priority has been the health and safety of our employees, residents and customers. Over the past few weeks we have acted quickly to implement certain operational changes. Page 1 of this Earnings Release and Supplemental Financial Information provides a summary of those operational changes as well as our April cash collection activity and our liquidity position.

2020 Guidance
Given the uncertainty surrounding the economic impact of the COVID-19 pandemic and the impact of operational changes we have and may implement in response to the pandemic, we are withdrawing our full year 2020 guidance, which was included in our January 27, 2020 earnings release.

Balance Sheet Activity
During the quarter ended March 31, 2020, we closed on a financing transaction with Fannie Mae generating gross proceeds of $275.4 million. The loan is secured by eight MH and four RV communities, has a fixed interest rate of 2.69% per annum and matures in 10 years. The net proceeds from the transaction were used to repay the outstanding balance on our line of credit and three loans scheduled to mature in 2020, as well as to fund working capital. The three loans had an outstanding principal balance of $48.1 million and a weighted average interest rate of 5.18% per annum. As part of the transaction, we incurred $1.0 million of prepayment penalties.
Subsequent to the quarter we borrowed $100.0 million from our line of credit. Our line of credit has remaining availability of $300 million, subject to certain conditions.
About Equity LifeStyle Properties
We are a self-administered, self-managed real estate investment trust (“REIT”) with headquarters in Chicago. As of April 20, 2020, we own or have an interest in 413 quality properties in 33 states and British Columbia consisting of 156,655 sites.
For additional information, please contact our Investor Relations Department at (800) 247-5279 or at investor_relations@equitylifestyle.com.
Conference Call
A live webcast of our conference call discussing these results will take place tomorrow, Tuesday, April 21, 2020, at 10:00 a.m. Central Time. Please visit the Investor Relations section at www.equitylifestyleproperties.com for the link. A replay of the webcast will be available for two weeks at this site.
Forward-Looking Statements
In addition to historical information, this press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as "anticipate," "expect," "believe," "project," "intend," "may be" and "will be" and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements and may include without limitation, information regarding our expectations, goals or intentions regarding the future, and the expected effect of our acquisitions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:

ii

•
our ability to control costs and real estate market conditions, our ability to retain customers, the actual use of sites by customers and our success in acquiring new customers at our properties (including those that we may acquire);

•	our ability to maintain historical or increase future rental rates and occupancy with respect to properties currently owned or that we may acquire;

•	our ability to attract and retain customers entering, renewing and upgrading membership subscriptions;

•	our assumptions about rental and home sales markets;

•	our ability to manage counterparty risk;

•	our ability to renew our insurance policies at existing rates and on consistent terms;

•
in the age-qualified properties, home sales results could be impacted by the ability of potential home buyers to sell their existing residences as well as by financial, credit and capital markets volatility;

•
results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options including site-built single-family housing;

•	impact of government intervention to stabilize site-built single-family housing and not manufactured housing;

•	effective integration of recent acquisitions and our estimates regarding the future performance of recent acquisitions;

•	the completion of future transactions in their entirety, if any, and timing and effective integration with respect thereto;

•	unanticipated costs or unforeseen liabilities associated with recent acquisitions;

•	ability to obtain financing or refinance existing debt on favorable terms or at all;

•	the effect of interest rates;

•	the effect from any breach of our, or any of our vendors', data management systems;

•	the dilutive effects of issuing additional securities;

•	the outcome of pending or future lawsuits or actions brought against us, including those disclosed in our filings with the Securities and Exchange Commission; and

•	other risks indicated from time to time in our filings with the Securities and Exchange Commission.

In addition, these forward-looking statements are subject to risks related to the COVID-19 pandemic, many of which are unknown, including the duration of the pandemic, the extent of the adverse health impact on the general population and on our residents, customers, and employees in particular, its impact on the employment rate and the economy, the extent and impact of governmental responses, and the impact of operational changes we have and may implement in response to the pandemic.

For further information on these and other factors that could impact us and the statements contained herein, refer to our filings with the Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q.

These forward-looking statements are based on management's present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

iii

Supplemental Financial Information

COVID-19 Update

Operational Response

In response to the COVID-19 pandemic, we have taken actions to prioritize the safety and security of our employees, residents and customers, including, but not limited to, the following:

•	MH properties are open and complying with state and local shelter-in-place orders.

•	RV properties are open and complying with state and local shelter-in-place orders, subject to the following:

◦
46 northern RV resorts, which were otherwise scheduled to open in March or April, have delayed openings to comply with restrictions. Customers of these northern RV properties, which generated approximately 20% of 2019 Annual resort base rental income, have lease renewals in April and May.

◦	We stopped accepting reservations for RV Transient stays through April 30, 2020. In 2019, 23% of our Transient revenue for the second quarter was earned in April, 33% in May and 44% in June.

•	Seven Loggerhead marinas are open and complying with state and local shelter-in-place orders and the remaining four are subject to boat launching restrictions.

•	Implemented CDC and local public health department guidelines and developed protocols for social distancing and enhanced community/office cleaning.

◦	All indoor amenity areas, pools and playgrounds are closed.

◦	Office hours are by appointment only.

•	Implemented measures to assist our residents and customers.

◦	Introduced rent deferral program for financial hardship related to COVID-19 to allow payment of April rent over subsequent three months.

◦	Suspended eviction proceedings and notice of MH rent increases.

◦	Waived April late fees and RV reservation cancellation fees.

◦	Allowing extended stays for Thousand Trails members to facilitate compliance with shelter-in-place orders.

◦	Provided guide for residents to identify available local, state and federal resources.

•	Introduced Employee Time Off program to provide continuation of pay for up to two weeks during period of disruption caused by COVID-19.

•	Transitioned our corporate, regional, contact center and sales employees to a remote workforce.

April 2020 Performance and Liquidity

We are continuously monitoring the COVID-19 pandemic and its potential impact on our financial condition, results of operations, liquidity and capital resources. The below April 2020 information is as of April 17, 2020.

•	Manufactured home portfolio – 96% of April 2020 rent is collected as compared to 97% at this time in April 2019.

•	RV Annuals – 96% of April Annual 2020 rent is collected as compared to 98% at this time in April 2019.

◦	We have collected from customers in our Northern resorts with April and May lease renewals, 61% of installment rent payments as compared to 71% at this time in April 2019.

•
RV Seasonals – At this time, seasonal RV customers have made $2.1 million in reservations for April, or 88% as compared to the $2.4 million in seasonal RV reservations for April as of this time in April 2019.

•	Thousand Trails – 95% of cash receipts as compared to this time in April 2019.

•	Marina – 93% of total April billing is collected.

•	Liquidity position – $125.9 million available cash, $300.0 million available on line of credit (subject to certain conditions).

1Q 2020 Supplemental Financial Information	1	Equity LifeStyle Properties, Inc.

Investor Information

Equity Research Coverage (1)
Bank of America Securities	BMO Capital Markets	Citi Research
Jeffrey Spector/ Joshua Dennerlein	John Kim	Michael Bilerman/ Nick Joseph

Evercore ISI	Green Street Advisors	Robert W. Baird & Company
Steve Sakwa/ Samir Khanal	John Pawlowski	Drew T. Babin

Wells Fargo Securities
Todd Stender

______________________

1.
Any opinions, estimates or forecasts regarding our performance made by these analysts or agencies do not represent our opinions, forecasts or predictions. We do not by reference to these firms imply our endorsement of or concurrence with such information, conclusions or recommendations.

1Q 2020 Supplemental Financial Information	2	Equity LifeStyle Properties, Inc.

Financial Highlights

(In millions, except Common Stock and OP Units outstanding and per share data (adjusted for stock split), unaudited)

	As of and for the Three Months Ended
	Mar 31, 2020	Dec 31, 2019	Sept 30, 2019	Jun 30, 2019	Mar 31, 2019
Operating Information
Total revenues	$280.5	$258.6	$271.2	$248.4	$259.1
Net income	$70.7	$58.1	$68.2	$49.1	$120.5
Net income available for Common Stockholders	$66.9	$55.0	$64.5	$46.4	$113.3
Adjusted EBITDAre (1)	$138.2	$124.5	$127.0	$117.7	$133.3
FFO available for Common Stock and OP Unit holders (1)(2)	$112.3	$99.5	$108.6	$89.8	$108.0
Normalized FFO available for Common Stock and OP Unit holders (1)(2)	$113.3	$99.5	$102.7	$91.9	$107.7
Funds Available for Distribution ("FAD") for Common Stock and OP Unit holders (1)(2)	$101.8	$84.6	$88.4	$79.1	$97.6

Common Stock and OP Units Outstanding (In thousands) and Per Share Data
Common Stock and OP Units, end of the period	192,627	192,581	192,574	192,562	191,470
Weighted average Common Stock and OP Units outstanding - Fully Diluted	192,564	192,458	192,400	191,860	191,248
Net income per Common Share - Fully Diluted (3)	$0.37	$0.30	$0.35	$0.26	$0.63
FFO per Common Share and OP Unit - Fully Diluted	$0.58	$0.52	$0.56	$0.47	$0.56
Normalized FFO per Common Share and OP Unit - Fully Diluted	$0.59	$0.52	$0.53	$0.48	$0.56
Dividends per Common Share	$0.3425	$0.3063	$0.3063	$0.3063	$0.3063

Balance Sheet
Total assets	$4,212	$4,151	$4,137	$4,014	$4,009
Total liabilities	$2,892	$2,829	$2,818	$2,707	$2,752

Market Capitalization
Total debt (4)	$2,486	$2,432	$2,406	$2,300	$2,372
Total market capitalization (5)	$13,558	$15,988	$15,270	$13,983	$13,315

Ratios
Total debt / total market capitalization	18.3%	15.2%	15.8%	16.4%	17.8%
Total debt / Adjusted EBITDAre (6)	4.9	4.8	4.9	4.7	4.9
Interest coverage (7)	4.9	4.9	4.8	4.7	4.6
Fixed charges(8)	4.9	4.8	4.7	4.6	4.5

______________________

1.
See Non-GAAP Financial Measures Definitions and Other Terms at the end of the supplemental financial information for definitions of Adjusted EBITDAre, FFO, Normalized FFO and FAD and a reconciliation of Consolidated net income to Adjusted EBITDAre.

2.
See page 8 for a reconciliation of Net income available for Common Stockholders to Non-GAAP financial measures FFO available for Common Stock and OP Unit holders, Normalized FFO available for Common Stock and OP Unit holders and FAD for Common Stock and OP Unit holders.

3.	Net income per Common Share - Fully Diluted is calculated before Income allocated to non-controlling interest - Common OP Units.

4.	Excludes deferred financing costs of approximately $26.0 million as of March 31, 2020.

5.	See page 15 for the calculation of market capitalization as of March 31, 2020.

6.	Calculated using trailing twelve months Adjusted EBITDAre.

7.	Calculated by dividing trailing twelve months Adjusted EBITDAre by the interest expense incurred during the same period.

8.
See Non-GAAP Financial Measures Definitions and Other Terms at the end of the supplemental financial information for a definition of fixed charges. This ratio is calculated by dividing trailing twelve months Adjusted EBITDAre by the sum of fixed charges and preferred stock dividends, if any, during the same period.

1Q 2020 Supplemental Financial Information	3	Equity LifeStyle Properties, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	March 31, 2020	December 31, 2019
	(unaudited)
Assets
Investment in real estate:
Land	$1,526,225	$1,525,407
Land improvements	3,362,287	3,336,070
Buildings and other depreciable property	892,816	881,572
	5,781,328	5,743,049
Accumulated depreciation	(1,812,822)	(1,776,224)
Net investment in real estate	3,968,506	3,966,825
Cash and restricted cash	96,921	28,860
Notes receivable, net	35,227	37,558
Investment in unconsolidated joint ventures	20,130	20,074
Deferred commission expense	41,230	41,149
Other assets, net	50,450	56,809
Total Assets	$4,212,464	$4,151,275

Liabilities and Equity
Liabilities:
Mortgage notes payable, net	$2,260,819	$2,049,509
Term loan, net	199,030	198,949
Unsecured line of credit	—	160,000
Accounts payable and other liabilities	124,396	124,665
Deferred revenue – upfront payments from membership upgrade sales	129,356	126,814
Deferred revenue – annual membership subscriptions	12,319	10,599
Accrued interest payable	8,627	8,639
Rents and other customer payments received in advance and security deposits	91,152	91,234
Distributions payable	65,858	58,978
Total Liabilities	2,891,557	2,829,387
Equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized as of March 31, 2020 and December 31, 2019; none issued and outstanding.	—	—
Common stock, $0.01 par value, 400,000,000 shares authorized as of March 31, 2020 and December 31, 2019; 182,144,559 and 182,089,595 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively.	1,812	1,812
Paid-in capital	1,402,514	1,402,696
Distributions in excess of accumulated earnings	(153,703)	(154,318)
Accumulated other comprehensive income (loss)	(1,713)	(380)
Total Stockholders’ Equity	1,248,910	1,249,810
Non-controlling interests – Common OP Units	71,997	72,078
Total Equity	1,320,907	1,321,888
Total Liabilities and Equity	$4,212,464	$4,151,275

1Q 2020 Supplemental Financial Information	4	Equity LifeStyle Properties, Inc.

Consolidated Income Statements

(In thousands, unaudited)

	Quarters Ended March 31,
	2020	2019
Revenues:
Rental income	$239,346	$223,566
Annual membership subscriptions	13,073	12,316
Membership upgrade sales current period, gross	4,843	3,838
Membership upgrade sales upfront payments, deferred, net	(2,542)	(1,771)
Other income	11,059	10,370
Gross revenues from home sales	11,309	6,475
Brokered resale and ancillary services revenues, net	938	1,559
Interest income	1,807	1,751
Income from other investments, net	643	986
Total revenues	280,476	259,090

Expenses:
Property operating and maintenance	83,634	77,948
Real estate taxes	16,841	15,323
Sales and marketing, gross	3,978	3,409
Membership sales commissions, deferred, net	(216)	(191)
Property management	15,004	13,685
Depreciation and amortization	39,024	37,977
Cost of home sales	11,911	6,632
Home selling expenses	1,213	1,083
General and administrative	10,855	9,909
Other expenses	588	427
Early debt retirement	1,054	—
Interest and related amortization	26,073	26,393
Total expenses	209,959	192,595
Gain on sale of real estate, net	—	52,507
Income before equity in income of unconsolidated joint ventures	70,517	119,002
Equity in income of unconsolidated joint ventures	207	1,533
Consolidated net income	70,724	120,535

Income allocated to non-controlling interests – Common OP Units	(3,849)	(7,226)
Net income available for Common Stockholders	$66,875	$113,309

1Q 2020 Supplemental Financial Information	5	Equity LifeStyle Properties, Inc.

Non-GAAP Financial Measures

This document contains certain non-GAAP measures used by management that we believe are helpful in understanding our business. We believe investors should review these non-GAAP measures along with GAAP net income and cash flows from operating activities, investing activities and financing activities, when evaluating an equity REIT’s operating performance. Our definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures do not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flows from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions. For definitions and reconciliations of non-GAAP measures to our financial statements as prepared under GAAP, refer to both Reconciliation of Net Income to Non-GAAP Financial Measures on page 8 and Non-GAAP Financial Measures Definitions and Reconciliations on pages 17 - 19.

1Q 2020 Supplemental Financial Information	6	Equity LifeStyle Properties, Inc.

Selected Non-GAAP Financial Measures

(In millions, except per share data, unaudited)

Quarter Ended
March 31, 2020
Income from property operations, excluding deferrals and property management - 2020 Core (1)	$161.1
Income from property operations, excluding deferrals and property management - Non-Core (1)	2.8
Property management and general and administrative	(25.9)
Other income and expenses	1.4
Interest and related amortization	(26.1)
Normalized FFO available for Common Stock and OP Unit holders (2)	113.3
Early debt retirement	(1.0)
FFO available for Common Stock and OP Unit holders (2)	$112.3

Normalized FFO per Common Share and OP Unit - Fully Diluted	$0.59
FFO per Common Share and OP Unit - Fully Diluted	$0.58

Normalized FFO available for Common Stock and OP Unit holders (2)	$113.3
Non-revenue producing improvements to real estate (2)	(11.5)
FAD for Common Stock and OP Unit holders (2)	$101.8

Weighted average Common Stock and OP Units - Fully Diluted	192.6

______________________

1.
See page 10 for details of the Core Income from Property Operations, excluding deferrals and property management. See page 11 for details of the Non-Core Income from Property Operations, excluding deferrals and property management.

2.
See page 8 for a reconciliation of Net income available for Common Stockholders to FFO available for Common Stock and OP Unit holders, Normalized FFO available for Common Stock and OP Unit holders and FAD for Common Stock and OP Unit holders.

1Q 2020 Supplemental Financial Information	7	Equity LifeStyle Properties, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

(In thousands, except per share data (adjusted for stock split), unaudited)

	Quarters Ended March 31,
	2020	2019
Net income available for Common Stockholders	$66,875	$113,309
Income allocated to non-controlling interests – Common OP Units	3,849	7,226
Membership upgrade sales upfront payments, deferred, net	2,542	1,771
Membership sales commissions, deferred, net	(216)	(191)
Depreciation and amortization	39,024	37,977
Depreciation on unconsolidated joint ventures	177	433
Gain on sale of real estate, net	—	(52,507)
FFO available for Common Stock and OP Unit holders	112,251	108,018
Early debt retirement	1,054	—
Insurance proceeds due to catastrophic weather event (1)	—	(349)
Normalized FFO available for Common Stock and OP Unit holders	113,305	107,669
Non-revenue producing improvements to real estate	(11,467)	(10,064)
FAD for Common Stock and OP Unit holders	$101,838	$97,605

Net income available per Common Share - Basic	$0.37	$0.63
Net income available per Common Share - Fully Diluted (2)	$0.37	$0.63

FFO per Common Share and OP Unit - Basic	$0.58	$0.57
FFO per Common Share and OP Unit - Fully Diluted	$0.58	$0.56

Normalized FFO per Common Share and OP Unit - Basic	$0.59	$0.56
Normalized FFO per Common Share and OP Unit - Fully Diluted	$0.59	$0.56

Average Common Stock - Basic	181,729	179,560
Average Common Stock and OP Units - Basic	192,220	191,042
Average Common Stock and OP Units - Fully Diluted	192,564	191,248

______________________

1.	Represents insurance recovery revenue from reimbursement for capital expenditures related to Hurricane Irma.

2.	Net income per fully diluted Common Share is calculated before Income allocated to non-controlling interest - Common OP Units.

1Q 2020 Supplemental Financial Information	8	Equity LifeStyle Properties, Inc.

Consolidated Income from Property Operations (1)

(In millions, except home site and occupancy figures, unaudited)

	Quarters Ended March 31,
	2020	2019
MH base rental income (2)	$141.4	$135.3
Rental home income	4.0	3.6
RV and marina base rental income (3)	81.1	72.1
Annual membership subscriptions	13.1	12.3
Membership upgrade sales current period, gross	4.8	3.8
Utility and other income (4)	25.3	23.8
Property operating revenues	269.7	250.9

Property operating, maintenance and real estate taxes (5)	100.5	92.9
Rental home operating and maintenance	1.3	1.2
Sales and marketing, gross	4.0	3.4
Property operating expenses	105.8	97.5
Income from property operations, excluding deferrals and property management (1)	$163.9	$153.4

Manufactured home site figures and occupancy averages:
Total sites	72,251	72,370
Occupied sites	68,495	68,590
Occupancy %	94.8%	94.8%
Monthly base rent per site	$688	$657

RV and marina base rental income:
Annual	$47.3	$39.0
Seasonal	22.6	21.1
Transient	11.2	12.0
Total RV and marina base rental income	$81.1	$72.1

______________________

1.	Excludes property management and the GAAP deferral of membership upgrade sales upfront payments and membership sales commissions, net.

2.	See the manufactured home site figures and occupancy averages included below within this table.

3.	See RV and marina base rental income detail included below within this table.

4.	Includes Hurricane Irma insurance recovery revenues of $0.6 million, which we have identified as business interruption, for the quarter ended March 31, 2019.

5.	Includes bad debt expense for the periods presented.

1Q 2020 Supplemental Financial Information	9	Equity LifeStyle Properties, Inc.

Core Income from Property Operations (1)

(In millions, except home site and occupancy figures, unaudited)

	Quarters Ended March 31,
	2020	2019	Change (2)
MH base rental income (3)	$141.4	$134.9	4.9%
Rental home income	4.0	3.5	14.1%
RV base rental income (4)	75.6	72.1	4.8%
Annual membership subscriptions	13.1	12.3	6.1%
Membership upgrade sales current period, gross	4.8	3.8	26.2%
Utility and other income (5)	24.9	23.7	5.1%
Property operating revenues	263.8	250.3	5.4%

Property operating, maintenance and real estate taxes (6)	97.5	92.6	5.3%
Rental home operating and maintenance	1.3	1.2	13.4%
Sales and marketing, gross	3.9	3.4	16.7%
Property operating expenses	102.7	97.2	5.8%
Income from property operations, excluding deferrals and property management (1)	$161.1	$153.1	5.2%

Occupied sites (7)	68,589	68,254

Core manufactured home site figures and occupancy averages:
Total sites	71,979	71,754
Occupied sites	68,486	68,171
Occupancy %	95.1%	95.0%
Monthly base rent per site	$688	$659

Core RV base rental income:
Annual	$41.9	$39.0	7.4%
Seasonal	22.6	21.1	7.0%
Transient	11.1	12.0	(7.6)%
Total RV base rental income	$75.6	$72.1	4.8%

______________________

1.	Excludes property management and the GAAP deferral of membership upgrades sales upfront payments and membership sales commissions, net.

2.	Calculations prepared using actual results without rounding.

3.	See Core manufactured home site figures and occupancy averages included below within this table.

4.	See Core RV base rental income detail included below within this table.

5.	Includes Hurricane Irma insurance recovery revenues of $0.6 million, which we have identified as business interruption, for the quarter ended March 31, 2019.

6.	Includes bad debt expense for the periods presented.

7.	Occupied sites are presented as of the end of the period. Occupied sites have increased by 13 from 68,576 at December 31, 2019.

1Q 2020 Supplemental Financial Information	10	Equity LifeStyle Properties, Inc.

Non-Core Income from Property Operations (1)

(In millions, unaudited)

Quarter Ended
March 31, 2020
MH base rental income	$—
Rental home income	—
RV and marina base rental income	5.5
Utility and other income	0.4
Property operating revenues	5.9

Property operating expenses (2)	3.1
Income from property operations, excluding deferrals and property management (1)	$2.8

______________________

1.	Excludes property management and the GAAP deferral of membership upgrade sales upfront payments and membership sales commissions, net.

2.	Includes bad debt expense for the periods presented.

1Q 2020 Supplemental Financial Information	11	Equity LifeStyle Properties, Inc.

Income from Rental Home Operations

(In millions, except occupied rentals, unaudited)

	Quarters Ended March 31,
	2020	2019
Manufactured homes:
Rental operations revenues (1)	$11.7	$11.2
Rental operations expense	1.3	1.2
Income from rental operations	10.4	10.0
Depreciation on rental homes (2)	2.8	2.4
Income from rental operations, net of depreciation	$7.6	$7.6

Occupied rentals: (3)
New	3,226	2,860
Used	687	1,106
Total occupied rental sites	3,913	3,966

	As of March 31, 2020		As of March 31, 2019
Cost basis in rental homes: (4)	Gross	Net of Depreciation	Gross	Net of Depreciation
New	$233.7	$197.3	$174.6	$151.6
Used	19.6	9.0	27.3	13.5
Total rental homes	$253.3	$206.3	$201.9	$165.1

______________________

1.
For the quarters ended March 31, 2020 and 2019, approximately $7.8 million and $7.7 million, respectively, of the rental operations revenue is included in the MH base rental income in the Core Income from Property Operations on page 10. The remainder of the rental operations revenue is included in Rental home income for the quarters ended March 31, 2020 and 2019 in the Core Income from Property Operations on page 10.

2.	Depreciation on rental homes in our Core portfolio is included in Depreciation and amortization in the Consolidated Income Statements on page 5.

3.
Occupied rentals as of the end of the period in our Core portfolio. Included in the quarters ended March 31, 2020 and 2019 were 286 and 290 homes rented through our ECHO joint venture, respectively. For the quarters ended March 31, 2020 and 2019, the rental home investment associated with our ECHO joint venture totaled approximately $11.1 million and $10.5 million, respectively.

4.
Includes both occupied and unoccupied rental homes in our Core portfolio. New home cost basis does not include the costs associated with our ECHO joint venture. At March 31, 2020 and 2019, our investment in the ECHO joint venture was approximately $17.0 million and $16.4 million, respectively.

1Q 2020 Supplemental Financial Information	12	Equity LifeStyle Properties, Inc.

Total Sites and Home Sales

(In thousands, except sites and home sale volumes, unaudited)

Summary of Total Sites as of March 31, 2020
Sites (1)
MH sites	72,200
RV sites:
Annual	29,700
Seasonal	10,200
Transient	13,900
Marina slips	2,300
Membership (2)	24,600
Joint Ventures (3)	3,600
Total (4)	156,700

Home Sales - Select Data
	Quarters Ended March 31,
	2020	2019
Total New Home Sales Volume (5)	155	91
New Home Sales Volume - ECHO joint venture	12	13
New Home Sales Gross Revenues (5)	$9,382	$4,564

Total Used Home Sales Volume	194	219
Used Home Sales Gross Revenues	$1,927	$1,911

Brokered Home Resales Volume	176	168
Brokered Home Resale Revenues, net	$261	$278

______________________

1.
MH sites are generally leased on an annual basis to residents who own or lease factory-built homes, including manufactured homes. Annual RV and marina sites are leased on an annual basis to customers who generally have an RV, factory-built cottage, boat or other unit placed on the site, including those Northern properties that are open for the summer season. Seasonal RV and marina sites are leased to customers generally for one to six months. Transient RV and marina sites are leased to customers on a short-term basis.

2.	Sites primarily utilized by approximately 116,500 members. Includes approximately 5,900 sites rented on an annual basis.

3.	Joint ventures have approximately 2,900 annual Sites, 500 seasonal Sites, and 200 transient Sites.

4.	Total does not foot due to rounding.

5.	Total new home sales volume includes home sales from our ECHO joint venture. New home sales gross revenues does not include the revenues associated with our ECHO joint venture.

1Q 2020 Supplemental Financial Information	13	Equity LifeStyle Properties, Inc.

Memberships - Select Data

(Unaudited)

	2016	2017	2018	2019	2020 Q1 (1)
Member Count (2)	104,728	106,456	111,094	115,680	116,547
Thousand Trails Camping Pass (TTC) Origination	29,576	31,618	37,528	41,484	8,238
TTC Sales	12,856	14,128	17,194	19,267	3,202
RV Dealer TTC Activations	16,720	17,490	20,334	22,217	5,036
Number of annuals (3)	5,756	5,843	5,888	5,938	5,903
Number of upgrade sales (4)	2,477	2,514	2,500	2,919	727

(In thousands, unaudited)
Annual membership subscriptions	$45,036	$45,798	$47,778	$51,015	$13,073
RV base rental income from annuals	$15,413	$16,841	$18,363	$19,634	$5,044
RV base rental income from seasonals/transients	$17,344	$18,231	$19,840	$20,181	$2,366
Upgrade contract initiations (5)	$12,312	$14,130	$15,191	$19,111	$4,843
Utility and other income	$2,442	$2,254	$2,410	$2,422	$427

______________________

1.	Activity through March 31, 2020.

2.	Members have entered into annual subscriptions with us that entitle them to use certain properties on a continuous basis for up to 21 days.

3.	Members who rent a specific site for an entire year in connection with their membership subscriptions.

4.
Existing members who have upgraded memberships are eligible for enhanced benefits, including but not limited to longer stays, the ability to make earlier reservations, potential discounts on rental units, and potential access to additional properties. Upgrades require a non-refundable upfront payment.

5.	Revenues associated with membership upgrades are included in membership upgrade sales current period, gross on our Consolidated Income Statements on page 5.

1Q 2020 Supplemental Financial Information	14	Equity LifeStyle Properties, Inc.

Market Capitalization

(In millions, except share and OP Unit data, unaudited)

Capital Structure as of March 31, 2020

	Total Common Stock/Units	% of Total Common Stock/Units	Total	% of Total	% of Total Market Capitalization

Secured Debt			$2,286	92.0%
Unsecured Debt			200	8.0%
Total Debt (1)			$2,486	100.0%	18.3%

Common Stock	182,144,559	94.6%
OP Units	10,481,994	5.4%
Total Common Stock and OP Units	192,626,553	100.0%
Common Stock price at March 31, 2020	$57.48
Fair Value of Common Stock and OP Units			$11,072	100.0%
Total Equity			$11,072	100.0%	81.7%

Total Market Capitalization			$13,558		100.0%

______________________
1.    Excludes deferred financing costs of approximately $26.0 million.

1Q 2020 Supplemental Financial Information	15	Equity LifeStyle Properties, Inc.

Debt Maturity Schedule

Debt Maturity Schedule as of March 31, 2020
(In thousands, unaudited)

Year	Secured Debt	Weighted Average Interest Rate	Unsecured Debt	Weighted Average Interest Rate	Total Debt	% of Total Debt	Weighted Average Interest Rate
2020	$—	—%	$—	—%	$—	—%	—%
2021	168,034	5.01%	—	—%	168,034	6.76%	5.01%
2022	144,889	4.62%	—	—%	144,889	5.83%	4.62%
2023	101,987	5.03%	200,000	3.05%	301,987	12.15%	3.72%
2024	10,585	5.49%	—	—%	10,585	0.43%	5.49%
2025	100,267	3.45%	—	—%	100,267	4.04%	3.45%
2026	—	—%	—	—%	—	—%	—%
2027	—	—%	—	—%	—	—%	—%
2028	220,606	4.19%	—	—%	220,606	8.88%	4.19%
2029	—	—%	—	—%	—	—%	—%
Thereafter	1,538,533	3.96%	—	—%	1,538,533	61.92%	3.96%
Total	$2,284,901	4.13%	$200,000	3.05%	$2,484,901	100.0%	4.05%

Unsecured Line of Credit	—		—		—

Note Premiums	946		—		946

Total Debt	2,285,847		200,000		2,485,847

Deferred Financing Costs	(25,028)		(970)		(25,998)

Total Debt, net	$2,260,819		$199,030		$2,459,849		4.24%	(1)

Average Years to Maturity	12.8		3.1		12.0

______________________

1.	Reflects effective interest rate for the quarter ended March 31, 2020, including amortization of note premiums and deferred financing costs.

1Q 2020 Supplemental Financial Information	16	Equity LifeStyle Properties, Inc.

Non-GAAP Financial Measures Definitions and Reconciliations

FUNDS FROM OPERATIONS (FFO). We define FFO as net income, computed in accordance with GAAP, excluding gains or losses from sales of properties, depreciation and amortization related to real estate, impairment charges and adjustments to reflect our share of FFO of unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect FFO on the same basis. We compute FFO in accordance with our interpretation of standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. We receive non-refundable upfront payments from membership upgrade contracts. In accordance with GAAP, the non-refundable upfront payments and related commissions are deferred and amortized over the estimated membership upgrade contract term. Although the NAREIT definition of FFO does not address the treatment of non-refundable upfront payments, we believe that it is appropriate to adjust for the impact of the deferral activity in our calculation of FFO.
We believe FFO, as defined by the Board of Governors of NAREIT, is generally a measure of performance for an equity REIT. While FFO is a relevant and widely used measure of operating performance for equity REITs, it does not represent cash flow from operations or net income as defined by GAAP, and it should not be considered as an alternative to these indicators in evaluating liquidity or operating performance.
NORMALIZED FUNDS FROM OPERATIONS (NORMALIZED FFO). We define Normalized FFO as FFO excluding the following non-operating income and expense items: a) gains and losses from early debt extinguishment, including prepayment penalties and defeasance costs, and b) other miscellaneous non-comparable items. Normalized FFO presented herein is not necessarily comparable to Normalized FFO presented by other real estate companies due to the fact that not all real estate companies use the same methodology for computing this amount.
FUNDS AVAILABLE FOR DISTRIBUTION (FAD). We define FAD as Normalized FFO less non-revenue producing capital expenditures.
We believe that FFO, Normalized FFO and FAD are helpful to investors as supplemental measures of the performance of an equity REIT. We believe that by excluding the effect of gains or losses from sales of properties, depreciation and amortization related to real estate and impairment charges, which are based on historical costs and may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. We further believe that Normalized FFO provides useful information to investors, analysts and our management because it allows them to compare our operating performance to the operating performance of other real estate companies and between periods on a consistent basis without having to account for differences not related to our operations. For example, we believe that excluding the early extinguishment of debt and other miscellaneous non-comparable items from FFO allows investors, analysts and our management to assess the sustainability of operating performance in future periods because these costs do not affect the future operations of the properties. In some cases, we provide information about identified non-cash components of FFO and Normalized FFO because it allows investors, analysts and our management to assess the impact of those items.
INCOME FROM PROPERTY OPERATIONS, EXCLUDING DEFERRALS AND PROPERTY MANAGEMENT. We define Income from property operations, excluding deferrals and property management as rental income, membership subscriptions and upgrade sales, utility and other income less property and rental home operating and maintenance expenses, real estate taxes, sales and marketing expenses, excluding property management and the GAAP deferral of membership upgrade sales upfront payments and membership sales commissions, net. For comparative purposes, we present bad debt expense within Property operating, maintenance and real estate taxes in the current and prior periods. We believe that this Non-GAAP financial measure is helpful to investors and analysts as a measure of the operating results of our properties.

1Q 2020 Supplemental Financial Information	17	Equity LifeStyle Properties, Inc.

The following table reconciles Net income available for Common Stockholders to Income from property operations:

	Quarters Ended March 31,
(amounts in thousands)	2020	2019
Net income available for Common Stockholders	$66,875	$113,309
Income allocated to non-controlling interests – Common OP Units	3,849	7,226
Equity in income of unconsolidated joint ventures	(207)	(1,533)
Income before equity in income of unconsolidated joint ventures	70,517	119,002
Gain on sale of real estate, net	—	(52,507)
Membership upgrade sales upfront payments, deferred, net	2,542	1,771
Gross revenues from home sales	(11,309)	(6,475)
Brokered resale and ancillary services revenues, net	(938)	(1,559)
Interest income	(1,807)	(1,751)
Income from other investments, net	(643)	(986)
Membership sales commissions, deferred, net	(216)	(191)
Property management	15,004	13,685
Depreciation and amortization	39,024	37,977
Cost of home sales	11,911	6,632
Home selling expenses	1,213	1,083
General and administrative	10,855	9,909
Other expenses	588	427
Early debt retirement	1,054	—
Interest and related amortization	26,073	26,393
Income from property operations, excluding deferrals and property management	163,868	153,410
Membership upgrade sales upfront payments, and membership sales commissions, deferred, net	(2,326)	(1,580)
Property management	(15,004)	(13,685)
Income from property operations	$146,538	$138,145
EARNINGS BEFORE INTEREST, TAX, DEPRECIATION AND AMORTIZATION FOR REAL ESTATE (EBITDAre) AND ADJUSTED EBITDAre. We define EBITDAre as net income or loss excluding interest income and expense, income taxes, depreciation and amortization, gains or losses from sales of properties, impairments charges, and adjustments to reflect our share of EBITDAre of unconsolidated joint ventures. We compute EBITDAre in accordance with our interpretation of the standards established by NAREIT, which may not be comparable to EBITDAre reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. We receive non-refundable upfront payments from membership upgrade contracts. In accordance with GAAP, the non-refundable upfront payments and related commissions are deferred and amortized over the estimated customer life. Although the NAREIT definition of EBITDAre does not address the treatment of non-refundable upfront payments, we believe that it is appropriate to adjust for the impact of the deferral activity in our calculation of EBITDAre.
We define Adjusted EBITDAre as EBITDAre excluding non-operating income and expense items, such as gains and losses from early debt extinguishment, including prepayment penalties and defeasance costs, and other miscellaneous non-comparable items.
We believe that EBITDAre and Adjusted EBITDAre may be useful to an investor in evaluating our operating performance and liquidity because the measures are widely used to measure the operating performance of an equity REIT.

1Q 2020 Supplemental Financial Information	18	Equity LifeStyle Properties, Inc.

The following table reconciles Consolidated net income to EBITDAre and Adjusted EBITDAre:

	Quarters Ended March 31,
(amounts in thousands)	2020	2019
Consolidated net income	$70,724	$120,535
Interest income	(1,807)	(1,751)
Membership upgrade sales upfront payments, deferred, net	2,542	1,771
Membership sales commissions, deferred, net	(216)	(191)
Real estate depreciation and amortization	39,024	37,977
Other depreciation and amortization	588	427
Interest and related amortization	26,073	26,393
Gain on sale of real estate, net	—	(52,507)
Adjustments to our share of EBITDAre of unconsolidated joint ventures	263	1,001
EBITDAre	137,191	133,655
Early debt retirement	1,054	—
Insurance proceeds due to catastrophic weather event	—	(349)
Adjusted EBITDAre	$138,245	$133,306
CORE. The Core properties include properties we owned and operated during all of 2019 and 2020. We believe Core is a measure that is useful to investors for annual comparison as it removes the fluctuations associated with acquisitions, dispositions and significant transactions or unique situations.
NON-CORE. The Non-Core properties include properties that were not owned and operated during all of 2019 and 2020. This includes, but is not limited to, four properties and the marinas acquired and five properties sold during 2019.
INCOME FROM RENTAL OPERATIONS, NET OF DEPRECIATION. We use Income from rental operations, net of depreciation as an alternative measure to evaluate the operating results of our home rental program. Income from rental operations, net of depreciation, represents income from rental operations less depreciation expense on rental homes. We believe this measure is meaningful for investors as it provides a complete picture of the home rental program operating results, including the impact of depreciation, which affects our home rental program investment decisions.
NON-REVENUE PRODUCING IMPROVEMENTS. Represents capital expenditures that do not directly result in increased revenue or expense savings and are primarily comprised of common area improvements, furniture and mechanical improvements.
FIXED CHARGES. Fixed charges consist of interest expense, amortization of note premiums and debt issuance costs.

1Q 2020 Supplemental Financial Information	19	Equity LifeStyle Properties, Inc.